UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2004

CNET Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20939	13-3696170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 Second Street San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(415) 344-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

As announced on October 14, 2004, on that date CNET Networks, Inc., a Delaware corporation (the “Registrant”), entered into a Credit Agreement (the “Agreement”) with Bank of America, N.A (the “Bank”). The availability of the Credit Agreement is subject to customary closing conditions, which the Registrant expects to satisfy within the next two weeks.

The purpose of the Agreement is to provide financial flexibility and liquidity; the Registrant may prepay borrowings and terminate the Agreement at any time, so long as no borrowings remain outstanding. Borrowings under the Agreement may be used for general corporate purposes and for acquisitions permitted by the Agreement.

The Registrant will have the ability to borrow up to $30,000,000 pursuant to the Agreement so long as the Registrant is in compliance with the terms of the Agreement. The Registrant will grant the Bank a security interest in the Registrant’s personal property (such as accounts, investment, accounts receivable), excluding its intellectual property.

The Agreement includes covenants that the Registrant must obey so long as the Agreement is in effect. These covenants include:

•	Restrictions on the Registrant’s ability to incur additional indebtedness, other than swap obligations, capital leases, synthetic leases, indebtedness constituting consideration paid to the stockholders of companies that the Registrant acquires in an amount up to $10,000,000, indebtedness incurred by international subsidiaries in an amount up to $2,000,000, and other unspecified indebtedness in an amount up to $3,000,000;

•	Restrictions on the Registrant’s ability to incur liens on its property, other than liens associated with permitted indebtedness and certain other liens incurred in the ordinary course of business;

•	Restrictions on the sale of any of the Registrant’s property, other than in the ordinary course of business;

•	The requirement that the Registrant maintain positive net income (excluding the impact of option expensing) on a trailing six month basis;

•	The requirement that the Registrant maintain a trailing twelve month EBITDA (excluding the impact of option expensing) of at least $25,000,000 for quarters ending prior to December 31, 2005 and $30,000,000 thereafter;

•	The requirement that the Registrant maintain cash and investment grade debt securities, excluding restricted securities, in an amount of at least $30,000,000 plus the amount of any borrowings outstanding plus the amount of any debt incurred as consideration paid to the stockholders in acquisitions that is not subordinate to the borrowings or that is due prior to the final maturity date under the Agreement; and

•	Restrictions on the Registrant’s ability to make acquisitions in an aggregate amount exceeding $50,000,000, excluding any portion of the consideration paid in the Registrant’s equity securities.

Events of default under the Agreement include failure of the Registrant to pay amounts owed under the Agreement when due, failure of the Registrant to comply with the covenants described above, the Registrant fails to pay any amount due under another indebtedness in an amount of $5,000,000 or more, the Registrant institutes bankruptcy or similar proceedings, the registrant admits in writing its inability to pay debts as they become due, a judgment is entered against the Registrant in an amount in excess of $5,000,000, there is a change of control of the Registrant or the Registrant suffers a material adverse effect.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As announced by the Registrant on October 14, 2004, Doug Woodrum, Chief Financial Officer, has decided to transition out of the role of CFO, a position that he has held for almost seven years, into a new role within the company. Mr. Woodrum intends to remain in the CFO role through the first quarter of 2005 while the company engages in a search for a successor.

“We have been very fortunate to have Doug in the role of CFO for these past seven years. His strong leadership has been instrumental in helping the company overcome challenges in the industry to emerge on a path to growth,” said Shelby Bonnie, Chief Executive Officer. “He is a valued member of our senior management team and we are pleased that he will continue to contribute as a leader within this organization.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2004

CNET Networks, Inc.

By:	/s/ DOUGLAS N. WOODRUM
Name:	Douglas N. Woodrum
Title:	Chief Financial Officer